Exhibit 21

                                          SUBSIDIARIES OF THE REGISTRANT


         - AutoLink Telecon Telecomunicacoes Ltda., a company organized under the laws of Brazil.

         - Servicios de Telecomunicaciones S.A., a company organized under the laws of Bolivia.

         - Amparo Central de Telecomunicacoes Ltda, a company organized under the laws of Brazil.

         - Andrade Gomez Communicacoes S.A., a company organized under the laws of Brazil.